Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5204 Fax

News Release
PENTAIR ANNOUNCES CASH TENDER OFFER FOR ALL OF ITS 7.85% SENIOR NOTES DUE 2009
MINNEAPOLIS, Minn. — July 8, 2008 — Pentair, Inc. (NYSE:PNR) today announced the commencement of a cash tender offer for all of its outstanding 7.85% Senior Notes due 2009 (the “Notes”). The tender offer is being made pursuant to an Offer to Purchase and related Letter of Transmittal dated July 8, 2008, which sets forth more fully the terms and conditions of the tender offer, including a minimum tender condition and other general conditions.
The principal purpose of the Tender Offer is to acquire all of the outstanding Notes to reduce future interest costs. The Company intends to use available funds and funds drawn under its existing credit facility to provide the total amount of funds required for the purchase of the Notes in the Tender Offer.
The following table summarizes terms material to the determination of the total consideration to be received in the tender offer:

			Early
		Aggregate Principal	Tender	Reference	Bloomberg	Fixed Spread
Title of Security	CUSIP No.	Amount Outstanding	Premium (a)	Security	Screen	(basis points)
7.85% Notes due 10/15/2009	709631AB1	$250,000,000	$30	2.875% UST due 06/30/2010	PX1	+265

(a)	Per $1,000 principal amount of Notes.
Holders who tender prior to the early tender date will receive the total consideration, which includes an early tender premium of $30 per $1,000 principal amount of Notes. The total consideration will be calculated based on the fixed spread over the reference security as described in the Offer to Purchase. The early tender date is 5:00 p.m. Eastern Daylight Time (EDT) on Monday, July 21, 2008, unless extended. Holders of Notes that have been validly tendered by the early tender date will receive payment on the early settlement date, which is expected to be July 22, 2008, subject to the satisfaction or waiver of the conditions of the offer.
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The tender offer will expire at 12:00 midnight EDT on Monday, August 4, 2008, unless terminated or extended. Holders who tender after the early tender date and prior to the expiration date will receive the total consideration minus the early tender premium. Holders of Notes that have been validly tendered following the early tender date, but prior to the expiration date, will receive payment on the final settlement date, which is expected to be August 5, 2008. In addition, accrued and unpaid interest up to, but not including the applicable settlement date will be paid in cash on all validly tendered and accepted Notes.
Tenders of Notes may be validly withdrawn at any time up until 5:00 p.m. EDT on the Early Tender Date. Tenders of Notes made after the Early Tender Date may not be withdrawn, except in limited circumstances.
Questions concerning the terms of the tender offer may be directed to the dealer manager, Banc of America Securities LLC at (888) 292-0070 (U.S. Toll-Free) or (704) 683-3215 (Collect). Copies of the Offer to Purchase may be obtained by calling the information agent, Global Bondholder Services Corporation at (866) 952-2200 (Toll Free) or at (212) 430-3774 (banks and brokerage firms).
Caution concerning forward-looking statements

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth, including: the strength of housing and related markets; the ability to integrate acquisitions successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; the ability to successfully limit any judgment arising out of the Horizon litigation; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2007 revenues of $3.30 billion, Pentair employs approximately 16,000 people worldwide.
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Pentair Contacts

Investor Relations: Todd Gleason	Communications: Rachael Jarosh
Telephone: (763) 656-5570	Telephone: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com